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                                                                   EXHIBIT 10.64



November 11, 2003

Mr. Vijay C. Tharani
10 Quaker Lane
West Harrison, NY 10604

Dear Mr. Tharani:

This letter will serve as Amendment No. 1 to the agreement dated June 18, 2001, (the "Agreement"), which sets forth the terms of your employment with Baldwin Technology Company, Inc. (the "Company").

Paragraph 2D of the Agreement is changed by deleting that Paragraph in its entirety, and inserting in its place the following:

D. Supplemental Retirement Benefit. On the first day of each month that you are still providing services under the terms of this Agreement, the Company shall accrue for your Supplemental Retirement Benefit, an amount necessary to ensure that, to the extent vested, the amount accrued would be sufficient to support monthly payments to equal 30% of your average base salary for the previous three
(3) years (see attachment I). These payments ("Supplemental Retirement Benefits") are to be paid to you in equal monthly installments over a ten (10) year period beginning at such times as are set forth in this Agreement. These Supplemental Retirement Benefits will vest in each case assuming you are then employed by the Company, as follows: as of June 18, 2002 it shall be vested to the extent of 20%, as of June 18, 2003 it shall be vested to the extent of 40%, as of June 18, 2004 it shall be vested to the extent of 60%, as of June 18, 2005 it shall be vested to the extent of 80%, and as of June 18, 2006 it shall be vested to the extent of 100% so that as of the latter date the full amount of the Aggregate Supplemental Retirement Benefit shall be due and payable in the instances set forth elsewhere in this Agreement.

All other sections of the Agreement shall remain in full force and effect as originally agreed to.

BALDWIN TECHNOLOGY COMPANY, INC.

By:
    -------------------------
    Gerald A. Nathe
    Chairman, President & CEO

AGREED TO AND ACCEPTED:

    -------------------------
    Vijay C. Tharani